Exhibit F.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of Exelon Corporation for the year ended December 31, 2000 filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated January 30,2001 relating to the consolidated financial statements of Exelon Corporation which are incorporated by reference in their Annual Report on Form 10-K for the year ended December 31, 2000 and our reports dated January 30, 2001 relating to the consolidated financial statements of Commonwealth Edison Company and PECO Energy Company which are included in their Annual Reports on Form 10-K for the year ended December 31, 2000.




PricewaterhouseCoopers
Chicago, Illinois
April 30, 2001